Exhibit 10.1

JABIL CIRCUIT, INC.

CASH BONUS AWARD AGREEMENT

This CASH BONUS AWARD AGREEMENT (the “Agreement”) is made as of                                                   (the “Grant Date”) between JABIL CIRCUIT, INC., a Delaware corporation (the “Company”), and                                                   (the “Grantee”).

Background Information

A. The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan (the “Plan”).

B. Section 9 of the Plan provides that the Administrator shall have the discretion and right to grant Cash-Based Awards to any Employees or Consultants or Non-Employee Directors, subject to the terms and conditions of the Plan and any additional terms provided by the Administrator. The Administrator has granted a Cash-Based Award to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

C. The Compensation Committee of the Board (the “Committee”) has determined that it is desirable for compensation delivered pursuant to such Cash-Based Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, and the Compensation Committee has determined that Section 11 of the Plan is applicable to such Cash-Based Award.

D. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Agreement

1. Cash Bonus. Subject to the terms and conditions provided in this Agreement and the Plan, Grantee shall be eligible to receive a cash payment in the amount of US$                                 (the “Bonus”). The Bonus is subject to forfeiture in the event the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates in certain circumstances, as specified in Section 6 of this Agreement. The Bonus shall be subject to any recoupment or “clawback” policy of the Company. The extent to which the Grantee’s rights and interest in the Bonus becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.

2. Vesting.

(a) Except as may be otherwise provided in Section 3 or Section 6 of this Agreement, the vesting of the Grantee’s rights and interest in the Bonus shall be determined in accordance with this Section 2. The extent to which the Grantee’s interest in the Bonus becomes vested and non-forfeitable shall be based upon the satisfaction of the performance goal specified in this Section 2 (the “Performance Goal”), subject to Section 3. The Performance Goal shall be based upon the Cumulative EPS (“Cumulative EPS”) of the Company’s adjusted core earnings per share (as defined below) during the three-year period beginning [                                    ], and ending on

[                                     ] (the “Performance Period”). The Cumulative EPS for the Performance Period shall be determined by the sum of the adjusted core earnings per share for the Company’s fiscal years ending [                        ], [                        ] and [                        ] and shall be measured on [                                    ] (the “Measurement Date”). For purposes of this Agreement, “adjusted core earnings per share” means the Company’s net income determined under U.S. generally accepted accounting principles (“GAAP”), before amortization of intangibles, stock-based compensation expense and related charges, and goodwill impairment charges, and net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

(b) The portion of the Grantee’s rights and interest in the Bonus, if any, that becomes vested and non-forfeitable at the Measurement Date shall be determined in accordance with the following schedule:

Cumulative EPS for Three Fiscal Years Beginning [___________] and Ending [__________]	Percentage of Bonus Vested
Equal to or less than US$[____]	[__]%
US$[____]	[__]%

(c) The Bonus shall become vested and non-forfeitable in accordance with this Section 2, subject to the Committee determining and certifying in writing that the corresponding Performance Goal and all other conditions for the vesting of the Bonus have been satisfied; provided the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director has not terminated before the Measurement Date. The Committee shall make this determination within sixty (60) days after the Measurement Date (the “Determination Date”). This determination shall be based on the actual level of the Performance Goal achieved, and shall not be subject to an exercise of discretion to determine a level of achievement of the Performance Goal other than that actually achieved, provided that the Committee’s good faith determination shall be final, binding and conclusive on all persons, including, but not limited to, the Company and the Grantee. The Grantee shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the ability of the Grantee to satisfy the Performance Goal or in any way prevents the satisfaction of the Performance Goal. Any portion of the Bonus that does not become vested and non-forfeitable in accordance with this Section 2 shall be forfeited.

3. Change in Control. In the event of a Change in Control prior to the Measurement Date, the Bonus:

(a) shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the Change in Control Anniversary;

(b) shall become fully vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(c) shall not become fully vested if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason, but only to the extent such Bonus (or portion thereof) has not previously become vested.

For purposes of this Agreement, the references to “fully vested” refer to vesting of the Bonus that would vest upon achievement of the maximum level of achievement of the Performance Goal under Section 2 at the Measurement Date. This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Bonus, and it shall not result in a delay of any vesting or non-vesting of any Bonus that otherwise would occur at the Measurement Date under the terms of the standard vesting provision contained in Section 2 of this Agreement.

For purposes of this Section 3, the following definitions shall apply:

(d) “Cause” means:

(i) The Grantee’s conviction of a crime involving fraud or dishonesty; or

(ii) The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 3(d)(ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

(e) “Good Reason” means:

(i) The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

(ii) Any material reduction in the Grantee’s compensation; or

(iii) Change in location of the Grantee’s assigned office of more than 35 miles without prior consent of the Grantee.

The Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following receipt of such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.

4. Timing and Manner of Payment. The portion of the Bonus that becomes vested and non-forfeitable at the Measurement Date in accordance with Section 2 of this Agreement (including the portion not forfeited by operation of Section 6(b)), if any, will be paid to the Grantee (or his estate in the event of death) at a date that is as prompt as practicable after the Determination Date but in no event later than two and one-half (2-1/2) months after the Measurement Date. The portion of the Bonus that becomes vested and nonforfeitable in accordance with Section 3(a) (on the Change in Control Anniversary) or Section 3(b) (during the year following a Change in Control), if any, will be paid to the Grantee (or his estate in the event of death) at a date that is as prompt as practicable after the applicable vesting date but in no event later than two and one-half (2 1/2) months following the applicable vesting date under Section 3(a) or 3(b). The portion of the Bonus that becomes vested and nonforfeitable in accordance with Section 6(a) (due to the Grantee’s death) will be paid within the period extending to not later than two and one-half (2 1/2) months after the later of the end of the calendar year or the end of the Company’s fiscal year in which death occurred. The Administrator may provide that any amounts payable under this Agreement be paid directly to the Grantee by the Grantee’s employer in the applicable local currency converted using the exchange rate at the time of payment as solely determined by the Company.

5. Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Bonus prior to actual payment thereof, whether outright or as security, with or without consideration, voluntary or involuntary, and the Bonus shall not be subject to execution, attachment, lien, or similar process prior to actual payment thereof. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.

6. Forfeiture. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his rights and interest in the Bonus if his Continuous Status as an Employee or Consultant or Non-Employee Director terminates for any reason before the Bonus, or any portion thereof, becomes vested in accordance with Section 2 or Section 3 of this Agreement.

(a) Death. In the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death at a time that the Grantee’s Bonus has not yet vested in whole or in part, a pro rata portion of the Grantee’s Bonus shall vest as follows: First, for purposes of Section 2, the Company shall determine the actual level of the Performance Goal achieved (such determination may be by means of a good faith estimate) as of the Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the Performance Period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) and calculating, on a preliminary basis, the resulting portion of the Bonus that would have become vested (based on such calculation) as of the Measurement Date. Second, a pro rata portion of that portion of the Bonus will be calculated by multiplying that portion by a fraction, the numerator of which is the number of months from [                                    ] through the date of death (rounding any partial month to the next whole month) and the denominator of which is 36. Any portion of the Bonus that was unvested at the date of death and that exceeds the pro rata portion of the Bonus that becomes vested under this Section 6(a) shall be forfeited.

(b) Disability. In the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability at a time that the Grantee’s Bonus has not yet vested in whole or in part, a pro rata portion of the Grantee’s Bonus shall be eligible for future vesting based on the actual level of achievement in the Performance Period, provided, however, that non-forfeiture of such portion of the Bonus will only apply if the Grantee executes the agreement, if any, required under Section 6(c). The pro rata portion shall be calculated, at the Measurement Date, by multiplying the Bonus by a fraction, the numerator of which is the number of months from [                                    ] through the date of termination (rounding any partial month to the next whole month) and the denominator of which is 36. Vesting of such portion of the Bonus will remain subject to Section 2, and payment of such portion of the Bonus will remain subject to Section 4. The death of the Grantee following a termination governed by this Section 6(b), or a Change in Control following such termination, shall not increase or decrease the portion of the Bonus forfeited or not forfeited under this Section 6(b), although such events will trigger a payment of the portion of the Bonus not forfeited by operation of this Section 6(b) in accordance with Section 4. Any portion of the Bonus that at any time after the date of a termination governed by this Section 6(b) exceeds the pro rata portion of the Bonus potentially subject to future vesting under this Section 6(b) shall be forfeited.

(c) Execution of Separation Agreement and Release. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of the Bonus upon a termination due to Disability under Section 6(c), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business, and releasing the Company from liability in connection with the Grantee’s termination. Such agreement shall provide for the forfeiture and/or clawback of the Bonus subject to Section 6(b) and any other related rights, in the event of the Grantee’s failure to comply with the terms of such agreement. The Administrator will provide the form of such agreement to the Grantee at the date of termination, and the Grantee must execute and return such form within the period specified by law or, if no such period is specified, within 21 days after receipt of the form of agreement, and not revoke such agreement within any permitted revocation period (the end of these periods being the “Agreement Effectiveness Deadline”). If any portion of the Bonus subject to Section 6(b) or related rights would be required to be paid before the Agreement Effectiveness Deadline, the payment shall not be delayed pending the receipt and effectiveness of the agreement, but any such Bonus or related rights paid before such receipt and effectiveness shall be subject to a “clawback” (repaying to the Company the cash paid) in the event that the agreement is not received and effective and not revoked by the Agreement Effectiveness Deadline.

7. Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates. The Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Bonus; including, but not limited to, the grant, vesting or payment of the Bonus; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Grantee is deemed to authorize the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from the Grantee’s Bonus, wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries.

8. Code Section 409A. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 8 will apply in order that the Bonus will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Bonus is exempt from or otherwise complies, and in operation complies, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Bonus will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Bonus and will not indemnify or provide a gross up payment to a Grantee (or his estate) for any taxes, interest or penalties imposed under Code Section 409A.

9. No Effect on Employment or Rights under Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Administrator, and the Grantee shall not in any circumstances have any right to be granted an Award.

10. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

11. Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan and any rules adopted by the Company or the Administrator and applicable to this Agreement, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

12. Miscellaneous.

(a) Data Privacy. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or other Grantee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of any awards granted, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor under the Plan (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, in countries that may have different data privacy laws and protections than the Grantee’s country, such as the United States. The Grantee is deemed to authorize the Company and/or any of its subsidiaries to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the deemed consent herein in writing by contacting the Administrator; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.

(b) Voluntary Participation. The Grantee’s participation in the Plan is voluntary. The value of the Bonus is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c) Electronic Delivery. THE GRANTEE IS DEEMED TO CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND

OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADMINISTRATOR. THE GRANTEE’S DEEMED CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADMINISTRATOR. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE.

(d) Unfunded Plan. Any rights of the Grantee relating to the Grantee’s Bonus shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee’s entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.

(e) Governing Documents. The Bonus is granted under and governed by the terms and conditions of the Plan and this Agreement. All decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement shall be binding, conclusive and final.

13. Country Appendix. Notwithstanding any provision of this Agreement to the contrary, this Bonus shall be subject to the applicable terms and provisions as set forth in the Country Appendix attached hereto and incorporated herein, if any, for the Grantee’s country of residence (and country of employment or engagement as a Consultant, if different).

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO CASH BONUS AWARD AGREEMENT

This Country Appendix includes the following additional terms and conditions that govern the Grantee’s Cash-Based Award for all Grantees that reside and/or work outside of the United States.

Notifications

This Country Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Country Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Cash-Based Award vests, or cash is delivered in settlement of the Cash-Based Award.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Subsidiaries, nor the Administrator is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms And Conditions Applicable To All Non-U.S. Jurisdictions

English Language. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Cash-Based Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Laws. The Grantee agrees, as a condition of the grant of the Cash-Based Award, in cases where the cash payment is made outside of the Grantee’s country of residence, to repatriate all cash payments attributable to the Cash-Based Award, in accordance with all foreign exchange rules and regulations applicable to the Grantee. The Company and the Administrator reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the Cash-Based Awards and any cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee.

Commercial Relationship. The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Cash-Based Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted a Cash-Based Award as a consequence of the commercial relationship between the Company and the Company’s Subsidiary that employs the Grantee, and the Company’s Subsidiary is the Grantee’s sole employer. Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Subsidiary that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Subsidiary that employs the Grantee, and (c) any modifications or amendments of the Plan by the Board or the Compensation Committee, any modifications or amendments of an Award by the Board, the Compensation Committee or the Administrator, or a termination of the Plan by the Board or the Compensation Committee, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary that employs the Grantee.

General.

•

The grant of the Cash-Based Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Cash-Based Awards or benefits in lieu of the Cash-Based Award even if Stock and Cash-Based Awards have been granted repeatedly in the past.

•	The future value of the cash payment underlying the Cash-Based Award is unknown and cannot be predicted with certainty.

•

No claim or entitlement to compensation or damages arises from the forfeiture of the Cash-Based Award or the termination of the Plan and the Grantee irrevocably releases the Board, the Compensation Committee, the Company, its Subsidiaries, the Administrator and their affiliates from any such claim that may arise.

•

None of the Company, its Subsidiaries, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, or the grant, vesting or settlement of the Grantee’s Cash-Based Award. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Notifications Applicable To Austria

Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, the Grantee may be entitled to revoke the Grantee’s deemed acceptance of the Agreement under the conditions listed below:

(i) The Grantee may be entitled to revoke the Grantee’s deemed acceptance; provided the revocation is made within one month after deemed acceptance of the Agreement.

(ii) The revocation must be in written form to be valid and will revoke both deemed acceptance of the Agreement and deemed acceptance of the Cash-Based Award awarded thereunder. It is sufficient if the Grantee returns the Agreement to the Administrator or a Company representative with language which can be understood as a refusal to conclude or honor the Agreement; provided the revocation is sent within the period discussed above.

Notifications Applicable To Brazil

Exchange Control Information. If the Grantee is resident or domiciled in Brazil, the Grantee will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include bank deposits and financial derivative investments.

Terms And Conditions Applicable To China

Satisfaction of Regulatory Obligations. If the Grantee is a national of the Peoples’ Republic of China (“PRC”), this Cash-Based Award is subject to additional terms and conditions, as determined by the Company in its sole discretion, in order for the Company to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations.

Administration. The Company shall not be liable for any costs, fees, lost interest or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Cash-Based Award in accordance with Chinese law including, without limitation, any applicable State Administration of Foreign Exchange rules, regulations and requirements.

Notifications Applicable To France

Use of English Language. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Notifications Applicable To Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Grantee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the receipt of cash under the Plan, the bank will make the report for the Grantee.

Terms And Conditions Applicable To Hong Kong

Occupational Retirement Schemes Ordinance. It is intended that a Grantee’s Cash-Based Award will not constitute an occupational retirement scheme, at any time, and thus will not be subject to the Occupational Retirement Schemes Ordinance. Consequently, the Grantee agrees that notwithstanding the language in Section 4 of the Agreement addressing the timing of the payment of any Cash-Based Award following the death of the Grantee, such payment will not be accelerated on account of the Grantee’s death and such payment, after determination in accordance with Section 6(a) of the Agreement, will be made in accordance with Section 4 of the Agreement disregarding the timing of payment rules applicable in cases of the Grantee’s death.

Notifications Applicable To Italy

Exchange Control Information. The Grantee is required to report in the Grantee’s annual tax return: (a) any transfers of cash to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (including cash) may result in income taxable in Italy; and (c) the amount of the transfers to and from abroad during the calendar year which have had an impact on the Grantee’s foreign investments or investments held outside of Italy. Under certain circumstances, the Grantee may be exempt from the requirements under (a) above if the transfer or investment is made through an authorized broker resident in Italy.

Notifications Applicable To Singapore

Securities Law Information. The Plan is offered on a private basis in reliance on section 273(1)(f) of the Securities and Futures Act (“SFA”), under which it is exempt from the prospectus and registration requirements of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Terms And Conditions Applicable To The United Kingdom

Tax Loan. In the event that the Company or a Subsidiary is unable to withhold or collect any tax due within 90 days after an income tax charge and/or a charge to national insurance contributions arises, the Company, its employing Subsidiary and the Grantee hereby agree that the amount of the uncollected tax shall constitute a loan owed by the Grantee to the employing Subsidiary, effective on the 90th day after the date the income tax charge and/or a charge to national insurance contributions arises. The Grantee agrees that the loan will be immediately repayable and the Company or the employing Subsidiary may recover it at any time thereafter by any of the means referred to in the Agreement for the satisfaction of the Grantee’s tax obligations. Notwithstanding the terms of the Agreement to the contrary, this provision shall not be applicable to the Grantee if the Grantee is an executive officer of the Company for purposes of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.